EXHIBIT 10.8

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made as of July 2, 2015 (the “Effective Date”) by and between Multimedia Platforms Inc. a corporation organized under the laws of the State of Nevada with its principal place of business at 2929 E. Commercial Blvd., PH D, Ft. Lauderdale, FL 33308, (the “Company”), and Patrick Kolenik an individual located at 2101 Bay Colony Lane, Wilmington, NC 28405 (the “Consultant”).

WHEREAS, Consultant has extensive experience and expertise in corporate strategic planning, financial strategy, and market awareness; and

WHEREAS, the Company desires to engage the services of Consultant and Consultant desires to provide such consulting services to the Company as an independent contractor on such matters within the experience and expertise of the Consultant, under the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1.	Consulting Services

1.1.	Consultant shall provide the Company with the services as follows:

Consultant agrees, to the best of his knowledge and ability, to advise the Company regarding financial matters, financial strategy, corporate strategic planning and public market awareness and to provide such other services as agreed by both parties.

1.2.

Consultant undertakes to perform his duties and obligations under this Agreement with the highest degree of professionalism and shall abide by all laws, rules and regulations that apply to the performance of the Consulting Services.

2.	Status of Parties

Consultant shall at all times act as an independent contractor and not as an employee of the Company and shall not have authority to speak for, represent, obligate or legally bind the Company in any way.

3.	Term of the Agreement: The term of this Agreement is 24 months. The Agreement may be terminated by the Company 270 days from execution hereof.

2929 E. Commercial Blvd, PH-D, Ft. Lauderdale, FL 33308 | 954-4404678 | MultimediaPlatformsInc.com

1

4.	Fees and Expenses

4.1.	In consideration of Consultant's obligations under this Agreement, certain affiliates of the Company shall pay Consultant the following:

4.1 (a) The Company shall deliver Five (5) year Options to purchase 1,500,000 (one million five hundred thousand) shares of the Company’s common stock at $0.30 (thirty cents) per share. The shares underlying the options cannot be sold until February 1, 2016. This restriction will be automatically waived should any of the shares owned or controlled by Bobby Blair or TBG Holdings (or any of their affiliates) be included in a registration statement to sell or should Bobby Blair or TBG Holdings sell shares during that period. The shares underlying the options will have a piggyback registration right and the options shall allow for cashless exercise.

4.2.

Consultant shall be entitled to reimbursement for documented reasonable out of pocket expenses incurred in performing his duties pursuant to this Agreement. Such expenses shall be approved prior to incurring such expenses.

5.	Reporting

Consultant’s Services with respect to this Agreement shall be coordinated with the Company through the Company’s Chief Executive Officer, Chief Operating Officer or Chairman of the Board, or their respective designees from time to time.

6.	Confidentiality and Proprietary Rights

As a basic condition to entering into this Agreement, Consultant warrants and undertakes to execute, be bound by and comply with the Confidentiality and Proprietary Rights as requested by the Company.

7.	Covenants, Representations and Warranties

Both parties represent and warrant to the that execution of this Agreement will not violate, breach or otherwise conflict with any term or provision of any contract or agreement, written or oral, to which either party is a party thereto.

8.	General

8.1.	Neither party hereto shall assign any of its rights and obligations hereunder without the prior written consent of the other party.

8.2.

Either party's failure at any time to require strict compliance by the other party of the provisions of this Agreement shall not diminish such party's right thereafter to demand strict compliance therewith or with any other provision. Waiver of any particular default shall not waive any other default.

2929 E. Commercial Blvd, PH-D, Ft. Lauderdale, FL 33308 | 954-4404678 | MultimediaPlatformsInc.com

2

8.3.	All disputes with respect to this Agreement shall be determined in accordance with the laws of the State of Florida.

8.4.

In the event that any provision of this Agreement shall be deemed unlawful or otherwise unenforceable, such provision shall be severed from this Agreement and the balance of the Agreement shall continue in full force and effect.

8.5.

This Agreement contains and sets forth the entire agreement and understanding between the parties with respect to the subject matter contained herein, and such supersedes all prior discussions, agreements, representations and understandings in this regard. This Agreement shall not be modified except by an instrument in writing signed by both parties.

8.6.

Any notice permitted, required or desired to be given under this Agreement shall be in writing, fax or via email and shall be deemed to have been effectively given when delivered to the party (i) if personally delivered, or (ii) if sent via email or facsimile, upon successful transmission to:

In the case of the Company:

Multimedia Platforms Inc. 2929 E. Commercial Blvd., Ft. Lauderdale, FL 33308,

Attention: Mr. Bobby Blair

In the case of the Consultant:

Patrick Kolenik, 2101 Bay Colony Lane, Wilmington, NC 28405

or to such address as may have been designated by the Company or the Consultant.

IN WITNESS WHEREOF the duly authorized representatives of the Company and Consultant have executed this Agreement as of the date stated below.

COMPANY:	CONSULTANT:

Multimedia Platforms Inc.

By:
Robert A. Blair	Patrick Kolenik
CEO

2929 E. Commercial Blvd, PH-D, Ft. Lauderdale, FL 33308 | 954-4404678 | MultimediaPlatformsInc.com

3